manatt manatt | phelps | phillips	Manatt, Phelps & Phillips, LLC

September 27, 2013	Client-Matter: 40039-033

Mandalay Digital Group, Inc.

2811 Cahuenga Blvd. West

Los Angeles, CA 90068

Re:	Registration Statement on F.orm S-3

Commission File No. 333-189783

Ladies and Gentlemen:

We have acted as special counsel to Mandalay Digital Group, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of 529,515 shares of its common stock, par value $0.0001 per share (the "Shares"). The Shares are included in a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities and Exchange Commission (the "Commission") on July 2, 2013 and amended by Amendment No. 1 to Form S-3 filed with the Commission on July 22, 2013 (Registration No. 333-189783) (the "Registration Statement"). The Shares are issued pursuant to a prospectus supplement dated August 20, 2013 (the "Prospectus Supplement"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. Insofar as the opinion set forth herein is based on factual matters in connection with, among other things, the issuance of the Shares, which factual matters are authenticated in certificates from certain officers of the Company, we have relied on such certificates. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof, the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered against the consideration therefor in each case as provided pursuant to the terms of the Underwriting Agreement, dated as of August 16, 2013, as amended on September 16, 2013, by and between Ladenburg Thalmann & Co., Inc. as underwriter, and the Company, will be validly issued, fully paid and nonassessable.

manatt

manatt | phelps | phillips

Mandalay Digital Group, Inc.

September 27, 2013

We express no opinion as to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws). Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and the Prospectus Supplement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about September 27, 2013. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission adopted under the Act.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP